MONTHLY REPORT - JUNE, 2009

                          Providence Select Fund, LP
             The net asset value of a unit as of June 30, 2009
                was $687.56, down 6.2% from $732.87 per unit
                             as of May 31, 2009.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (1,889.826 units)at           $   1,384,990.20     1,789,191.21
   May 31, 2009
Addition of 20.468 units on June 1,                  15,000.62       160,010.93
   2009
Redemption of 121.229 units on June 30,             (83,352.21)     (463,609.34)
   2009
Net Income (Loss)                                   (86,540.14)     (255,494.33)
                                               ----------------  ---------------
Ending Net Asset Value (1,789.065 units)      $   1,230,098.47     1,230,098.47
   on June 30, 2009                            ================  ===============
Net Asset Value per Unit at
   June 30, 2009                              $         687.56

                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                 $     (40,853.90)      (61,513.61)
         closed contracts

      Change in unrealized gain (loss) on open      (11,400.52)        3,710.12
         contracts

   Interest income                                      114.11           824.19
                                                ---------------  ---------------
Total: Income                                       (52,140.31)      (56,979.30)
Expenses:
   Brokerage commissions                              7,287.91        49,352.24
   Operating expenses                                10,883.65        54,029.33
   Incentive fee                                          0.00             0.00
   Management fee                                         0.00             0.00
   Continuing service fee                             4,781.79        26,454.58
   Organizational & offering expenses                11,446.48        68,678.88
                                                ---------------  ---------------
Total: Expenses                                      34,399.83       198,515.03
                                                ===============  ===============
Net Income (Loss) - June, 2009                $     (86,540.14)     (255,494.33)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP